Exhibit 99.01

FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Dick Jones, Media Relations, media.info@quintiles.com
919 998 2091
Greg Connors, Investor Relations, invest@quintiles.com
919 998 2000
QUINTILES COMPLETES AGREEMENT WITH APTUIT
RESEARCH TRIANGLE PARK, N.C. – Sept. 30, 2005 – Quintiles Transnational Corp. today announced the completion of the previously announced agreement with Aptuit, Inc., to enter a strategic partnership.
Aptuit has acquired three Quintiles business units – Preclinical Services, Pharmaceutical Sciences and Clinical Trial Supplies – for approximately $125 million. The companies have signed a two-year commercial agreement establishing arrangements to make these early development services available through this agreement. The transaction also will enhance Quintiles’ cash position while allowing greater focus on core clinical services and clinical support services.
The three Quintiles business units employ about 1,400 people, primarily in Kansas City, Mo.; Mt. Laurel, N.J.; Edinburgh, Scotland; and Singapore. Aptuit plans to reorganize the units into three global business lines: Preclinical Technologies, Pharmaceutical Sciences and Packaging & Logistics.
Quintiles helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles has 16,000 employees, offices in 50 countries and is the world’s leading pharmaceutical services organization. For more information visit the company’s Web site at www.quintiles.com.
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the ability of the parties to operate under the alliance. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K, its quarterly report on Form 10-Q and its current reports on Form 8-K.
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